Exhibit 34 e)

HLB Gross Collins, P.C.

Certified Public Accountants and Consultants

INDEPENDENT ACCOUNTANT'S REPORT

To the Board of Directors of
OfficeTiger Global Real Estate Services, Inc.
Atlanta, GA

We have examined the Credit Risk Manager (CRM) Reports prepared by OfficeTiger Global Real Estate Services, Inc. (OfficeTiger) for year ended December 31, 2006. OfficeTiger prepared these reports as required per the following trust Agreements:

Trust Agreement Dated 6/1/06 for Mortgage Pass-Through Certificates Series 2006-FF10
Trust Agreement Dated 8/1/06 for Mortgage Pass-Through Certificates Series 2006-FF12
Trust Agreement Dated 9/1/06 for Mortgage Pass-Through Certificates Series 2006-FF14
Trust Agreement Dated 10/1/06 for Mortgage Pass-Through Certificates Series 2006-FF15
Trust Agreement Dated 11/1/06 for Mortgage Pass-Through Certificates Series 2006-FF17 *

* Revised February 23, 2007 by Lehman Brothers outside council

OfficeTiger Company's management is responsible for the preparation and distribution of the Credit Risk Manager (CRM) Reports. Our responsibility is to express an opinion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board (PCAOB) and, accordingly, included examining, on a test basis, evidence supporting the proper compliance with the relevant servicing criteria and the proper preparation and distribution of the Credit Risk Manager (CRM) Reports prepared by OfficeTiger, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, the reports referred to above present fairly, in all material respects, compliance with the relevant servicing criteria and the proper preparation and distribution of the Credit Risk Manager (CRM) Reports prepared by OfficeTiger for year ended December 31, 2006 based on the criteria contained in the five Trust Agreements referenced above and the applicable service criteria set forth in section 1122(d)(3)(i) of Regulation AB.

/s/ HLB Gross Collins, P.C.

Atlanta, Georgia
February 26, 2007